EXHIBIT 10.1

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT (the “Agreement”), made effective as of March 1, 2012 (the “Effective Date”), is between Navigant Consulting, Inc., a Delaware corporation (the “Company”), and Julie M. Howard (the “Executive”).

RECITALS

A. The Company and the Executive entered into an Employment Agreement dated as of November 3, 2003, which Employment Agreement was amended and restated effective November 10, 2008 (the “Prior Agreement”).

B. The Company desires to continue to obtain the benefits of the Executive’s knowledge, skills, and experience by employing the Executive as its Chief Executive Officer upon the terms and subject to the conditions of this Agreement.

C. The Company desires to offer the Executive an amendment of the terms and conditions of the Prior Agreement, which is embodied in the terms and conditions of this Agreement as provided herein.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing premises and mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1. Employment. Subject to the terms and conditions of this Agreement, the Company agrees to employ the Executive, and the Executive agrees to be employed by the Company, for the period stated in Paragraph 2 hereof.

As of the Effective Date, the Company’s Board of Directors (the “Board”) shall appoint the Executive to the Board to serve in the class of directors whose three-year terms expire at the annual meeting of the Company’s shareholders in 2014.

2. Employment Term. The term of the Executive’s employment by the Company under this Agreement will begin on the Effective Date, and will continue, subject to earlier termination as provided in Paragraphs 7 and 8 hereof, until the fifth (5th) anniversary of the Effective Date (the “Employment Term”). If the Company does not give the Executive written notice at least twelve (12) months prior to the end of the Employment Term of the Company’s intent not to continue Executive’s employment after the expiration of this Agreement (on terms, other than contract length, at least equivalent to the terms of this Agreement), this Agreement shall automatically extend for an additional twelve (12) month period, If the Company does provide timely notice of its intent not to continue Executive’s employment as set forth above, this Agreement shall expire at the end of the Employment Term.

3. Position and Responsibilities. During the Employment Term, the Company shall employ, and the Executive shall serve as the Company’s Chief Executive Officer. During the Employment Term, the Executive shall possess such powers and perform such duties and functions as are generally consistent with the role of Chief Executive Officer. Nothing in this Agreement shall prevent the Company from restructuring or reorganizing its senior management team or their accountabilities, provided that any such reorganization or restructuring that reduces the Executive’s accountabilities in more than a de minimis fashion shall be deemed a material diminution for purposes of Paragraph 7(c)(ii) of this Agreement.

During the Employment Term, the Executive also agrees to serve, if elected, as an officer and director of any direct or indirect subsidiary of the Company without additional compensation. Upon the Date of Termination (as defined below), the Executive shall be deemed to resign from any position with the Company or any subsidiary, including, but not limited to, as an officer or member of the Board and the board of directors of any subsidiary.

4. Performance of Duties; Commitment of Time. During the Employment Term, the Executive shall discharge the following obligations:

(a) Except for illness, reasonable vacation periods, and reasonable leaves of absence, the Executive shall, subject to Paragraph 4(c) hereof, devote her best efforts and full business time, attention and skills to the business and affairs of the Company and its subsidiaries, affiliates and divisions, as such business and affairs now exist and as they may be hereafter changed or added to. The Executive agrees to comply materially with all codes of conduct, personnel policies and procedures applicable to senior executives of the Company including, without limitation, policies regarding sexual harassment, conflicts of interest and insider trading.

(b) The Executive shall report directly to the Board and she shall perform all of her duties in accordance with such reasonable directions, requests, rules and regulations as are specified by the Board in connection with her employment.

(c) Nothing herein shall preclude the Executive from devoting such reasonable time as required to serve, or to continue to serve, on the boards of directors of, or to hold any other offices or positions in or with respect to, other companies, organizations or entities, provided that (i) the Executive gives prior notice to the Company of such other activities, (ii) such other activities do not violate Paragraph 6 hereof, and (iii) such other activities have no material effect on the time the Executive is required to spend in connection with the services required of her hereunder.

5. Compensation and Benefits.

(a) Base Salary. During the Employment Term, the Executive will receive an annual salary determined by the Compensation Committee of the Board (the “Committee”), payable in monthly or more frequent installments, subject to authorized withholding and other deductions. The annual salary will be reviewed annually by the Committee, in consultation with the Executive and, if appropriate, increased by the Committee, in its sole discretion. Such annual salary, as increased, is hereinafter referred to as the “Base Salary.” In no event shall the Executive’s Base Salary be reduced without Executive’s written consent unless such reduction is part of a comparable reduction for all members of senior management.

(b) Annual Cash Incentive Bonus. During the Employment Term, the Executive will be eligible to receive an annual cash incentive bonus determined by the Committee, as a percentage of the Executive’s Base Salary and based upon the Executive’s and/or the Company’s achievement of annual performance goals or objectives established by the Committee, in its sole discretion. Payment will be made on or before March 15th of each calendar year immediately following the year in which such compensation is earned.

(c) Employee Benefits and Perquisites. During the Employment Term, the Executive will be entitled to receive all benefits and perquisites of employment generally available to other members of the Company’s senior executive management, upon her satisfaction of the eligibility or participation criteria therefor. The Company reserves the right to modify employee benefits and perquisites at its discretion.

(d) Reimbursement of Business Expenses. The Company shall pay or reimburse the Executive, in accordance with its normal policies and practices, for all reasonable business expenses incurred by the Executive in connection with the performance of her obligations hereunder. The Executive shall produce accounts and vouchers or other reasonable evidence of expenses incurred or payments made by the Executive, all in accordance with the Company’s regular procedures in effect from time to time and in form suitable to establish the validity and deductibility of such expenses for tax purposes.

(e) Legal Fees. The Company shall pay, or reimburse the Executive for the legal fees and expenses of counsel incurred by the Executive in connection with the preparation, negotiation, execution and delivery of this Agreement, up to a maximum of $15,000.00.

(f) Withholding Taxes. There shall be deducted and withheld from the Base Salary and all other compensation payable to the Executive during or for the Employment Term any and all amounts required to be deducted or withheld under the provisions of any statute, regulation, ordinance or order.

6. Obligations of the Executive During and After Employment.

(a) The Executive acknowledges and agrees that solely by virtue of her employment by, and relationship with, the Company, she will acquire “Confidential Information,” as defined in subparagraph (viii) below, as well as special knowledge of the Company’s business and its relationships with its clients and employees, and that, but for her association with the Company, the Executive will not have had access to said Confidential Information or knowledge of said relationships. The Executive further acknowledges and agrees (1) that the Company has long term relationships with its clients and employees, and that those relationships were developed at great expense and difficulty to the Company over several years of close and continuing involvement; (2) that the Company’s relationships with its clients and employees are and will continue to be valuable, special and unique assets of the Company and (3) that the Company has the following protectable interests that are critical to its competitive advantage in the industry and would be of demonstrable value in the hands of a competitor: Company-specific information concerning revenues, costs, margins, marketing strategies, employees, compensation systems, employee benefits, corporate development plans and opportunities, financial, accounting and corporate governance systems, and concepts, ideas, and other matters not generally known to the public. The Company acknowledges and agrees that such protectable interests do not include information properly in the public domain, or the generalized knowledge, skills and know-how possessed by the Executive, whether as a result of her employment or otherwise. In return for the consideration described in this Agreement, the Executive hereby represents, warrants and covenants as follows:

(i) The Executive has executed and delivered this Agreement as her free and voluntary act, after having determined that the provisions contained herein are of a material benefit to her, and that the duties and obligations imposed on her hereunder are fair and reasonable and will not prevent her from earning a comparable livelihood following the termination of her employment with the Company;

(ii) The Executive has read and fully understands the terms and conditions set forth herein, has had time to reflect on and consider the benefits and consequences of entering into this Agreement, and has had the opportunity to review the terms hereof with an attorney or other representative if she so chooses;

(iii) The execution and delivery of this Agreement by the Executive does not conflict with, or result in a breach of or constitute a default under, any agreement or contract, whether oral or written, to which the Executive is a party or by which the Executive may be bound;

(iv) The Executive agrees that, during the time of her employment with the Company and for a period of one year after termination of the Executive’s employment hereunder for any reason other than the expiration of the Agreement and the Employment Term as a result of the Company’s decision not to offer to continue to employ the Executive upon the expiration of this Agreement on terms, other than contract length, at least equivalent to the terms of this Agreement, the Executive will not, except on behalf of the Company, anywhere in North America or in any other place or venue where the Company or any affiliate, subsidiary or division thereof now conducts or operates, or may conduct or operate, its business prior to the date of the Executive’s termination of employment:

(A) directly or indirectly, contact, solicit or direct any person, firm, corporation, association, or other entity to contact or solicit any of the Company’s clients or prospective clients (as they are hereinafter defined) for the purpose of selling or distributing or attempting to sell or distribute, any products and/or services in competition with the Company to its clients during the term hereof. In addition, the Executive will not disclose the identity of any such clients or prospective clients, or any part thereof, to any person, firm, corporation, association, or other entity for any reason or purpose whatsoever, except to the extent (1) required by any law, regulation or order of any court or regulatory commission, department or agency, provided that the Executive gives prompt notice of such requirement to the Company to enable the Company to seek an appropriate protective order, or (2) such disclosure is necessary to perform properly the Executive’s duties under this Agreement;

(B) directly or indirectly, solicit on her own behalf or on behalf of any other person, the services of any person who is an employee of the Company, nor solicit any of the Company’s employees to terminate employment with the Company; and

(C) act as a consultant, advisor, officer, manager, agent, director, partner, independent contractor, owner, or employee for or on behalf of any of the Company’s competitors, as defined below.

(v) The scope described above is necessary and reasonable in order to protect the Company in the conduct of its business and that, if the Executive becomes employed by another employer, she shall be required to disclose the existence of this Paragraph 6 to such employer and the Executive hereby consents to and the Company is hereby given permission to disclose the existence of this Paragraph 6 to such employer;

(vi) For purposes of this Paragraph 6, “client” shall be defined as any person, firm, corporation, association, or entity that purchased any type of product and/or service from the Company, or is or was doing business with the Company within the 12-month period immediately preceding termination of the Executive’s employment. For purposes of this Paragraph 6, “prospective client” shall be defined as any person, firm, corporation, association, or entity contacted or solicited in writing by the Company or who contacted the Company within the 12-month period immediately preceding the termination of the Executive’s employment for the purpose of having such persons, firms, corporations, associations, or entities become a client of the Company. For purposes of this Paragraph 6, the Company’s “competitors” shall include any business that provides consulting services in actual and substantial competition with the Company, including but not limited to FTI Consulting, Inc. Charles River Associates, Inc., Huron Consulting Group Inc., Berkeley Research Group, Duff and Phelps Corporation, and any successors to these companies;

(viii) Both during her employment and thereafter she will not, for any reason whatsoever, use for herself or disclose to any person not employed by the Company any “Confidential Information” of the Company acquired by the Executive during her relationship with the Company, except to the extent that such Confidential Information (a) becomes a matter of public record or is published in a newspaper, magazine or other periodical, or in other media, available to the general public, other than as a result of any act or omission of the Executive, (b) is required to be disclosed by law, regulation or order of any court or regulatory commission, department or agency, provided that the Executive gives prompt notice of such requirement to the Company to enable the Company to seek an appropriate protective order, or (c) is in the Executive’s reasonable judgment required to be disclosed in order to perform properly the Executive’s duties under this Agreement, including without limitation in connection with a sale or potential sale of the Company or of all or any portion of the assets of the Company under consideration by the Board. The Executive further agrees to use Confidential Information solely for the purpose of performing duties with the Company and further agrees not to use Confidential Information for her own private use or commercial purposes. The Executive agrees that “Confidential Information” includes but is not limited to: (1) any financial, engineering, business, planning, operations, services, potential services, products, potential products, technical information and/or know-how, organization charts, formulas, business plans, production, purchasing, marketing, pricing, sales, profit, personnel, customer, broker, supplier, or other lists or information of the Company; (2) any papers, data, records, processes, methods, techniques, systems, models, samples, devices, equipment, compilations, invoices, client lists, or documents of the Company; (3) any confidential information or trade secrets of any third party provided to the Company in confidence or subject to other use or disclosure restrictions or limitations; and (4) any other information, written, oral, or electronic, whether existing now or at some time in the future, and whether pertaining to current or future developments, which pertains to the Company’s affairs or interests or with whom or how the Company does business. The Company acknowledges and agrees that Confidential Information does not include information properly in the public domain, or the generalized knowledge, skills and know-how possessed by the Executive, whether as a result of her employment or otherwise;

(ix) During the Employment Term and thereafter, the Executive will not remove from the Company’s premises any documents, records, files, notebooks, correspondence, reports, video or audio recordings, computer printouts, computer programs, computer software, price lists, microfilm, drawings, or other similar documents containing Confidential Information, including copies thereof, whether prepared by her or others, except as her duties under this Agreement shall require, and in such cases, will promptly return such items to the Company. Upon termination of her employment with the Company, all such items including summaries or copies thereof, then in the Executive’s possession, shall be returned to the Company immediately;

(x) All ideas, inventions, designs, processes, discoveries, enhancements, plans, writings, and other developments or improvements (the “Inventions”) conceived by the Executive, alone or with others, during the term of her employment, whether or not during working hours, that are within the scope of the Executive’s business operations or that relate to any of the Company’s work or projects (including any and all inventions based wholly or in part upon ideas conceived during the Executive’s employment with the Company), are the sole and exclusive property of the Company. The Executive further agrees that (1) she will promptly disclose all Inventions to the Company and hereby assigns to the Company all present and future rights she has or may have in those Inventions, including without limitation those relating to patent, copyright, trademark or trade secrets; and (2) all of the Inventions eligible under the copyright laws are “work made for hire.” At the request of and without charge to the Company and without cost to the Executive, the Executive will do all things deemed by the Company to be reasonably necessary to perfect title to the Inventions in the Company and to assist in obtaining for the Company such patents, copyrights or other protection as may be provided under law and desired by the Company, including but not limited to executing and signing any and all relevant applications, assignments or other instruments. Notwithstanding the foregoing, pursuant to the Employee Patent Act, Illinois Public Act 83-493, the Company hereby notifies the Executive that the provisions of this subparagraph (x) shall not apply to any Inventions for which no equipment, supplies, facility or trade secret information of the Company was used and which were developed entirely on the Executive’s own time, unless (1) the Invention relates (i) to the business of the Company, or (ii) to actual or demonstrably anticipated research or development of the Company, or (2) the Invention results from any work performed by the Executive for the Company;

(xi) All client lists, supplier lists, and client and supplier information are and shall remain the exclusive property of the Company, regardless of whether such information was developed, purchased, acquired, or otherwise obtained by the Company or the Executive. The Executive also agrees to furnish to the Company on demand at any time during her employment, and upon the termination of her employment, any records, notes, computer printouts, computer programs, computer software, price lists, microfilm, or any other documents related to the Company’s business, including originals and copies thereof;

(xii) The Executive may become aware of “material” nonpublic information relating to clients whose stock is publicly traded. The Executive acknowledges that she is prohibited by law as well as by Company policy from trading in the shares of such clients while in possession of such information or directly or indirectly disclosing such information to any other persons so that they may trade in these shares. For purposes of this subparagraph (xii), “material” information may include any information, positive or negative, which might be of significance to an investor in determining whether to purchase, sell or hold the stock of publicly traded clients. Information may be significant for this purpose even if it would not alone determine the investor’s decision. Examples include a potential business acquisition, internal financial information that departs in any way from what the market would expect, the acquisition or loss of a major contract, or an important financing transaction.

(b) Remedy for Breach. The Executive agrees that in the event that a court of competent jurisdiction finds that a material breach or threatened material breach of any of the covenants contained in this Paragraph 6 has occurred, the Company will have the following rights and remedies, each of which rights and remedies shall be independent of the other and severally enforceable, and all of which rights and remedies shall be in addition to, and not in lieu of, any other rights and remedies available to the Company under law or in equity:

(i) Specific Performance. The right and remedy to have any of the covenants contained in this Paragraph 6 specifically enforced by any court having jurisdiction, all without the need to prove any amount of actual damage or that money damages would not provide an adequate remedy, it being acknowledged and agreed that any material breach of any of the covenants will cause irreparable injury to the Company and that money damages will not provide an adequate remedy to the Company; and

(ii) Cessation and Recovery of Payments. The right and remedy to cease all payments to the Executive under Paragraphs 7 and 8 and to recover any payments already made under Paragraphs 7 and 8, upon a finding by a court of competent jurisdiction that a material breach of this Agreement has occurred.

(c) Blue-Penciling. The Executive acknowledges and agrees that the non-competition and non-solicitation provisions contained herein are reasonable and valid in geographic, temporal and subject matter scope and in all other respects, and do not impose limitations greater than are necessary to protect the goodwill, Confidential Information and other business interests of the Company. Nevertheless, if any court or arbitrator determines that any of said restrictive covenants and agreements, or any part thereof, is unenforceable because of the duration or geographic scope of such provision, such court or arbitrator will have the power to reduce the duration, geographic scope or other scope of such provision, as the case may be, and, in its reduced form, such provision will then be enforceable to the maximum extent permitted by applicable law.

7. Termination of Employment.

(a) Termination as a Result of Death or Disability. The Executive’s employment with the Company shall terminate automatically upon the Executive’s death during the Employment Term. If the Disability of the Executive has occurred during the Employment Term (pursuant to the definition of “Disability” set forth below), the Company may give to the Executive written notice of its intention to terminate the Executive’s employment. In such event, the Executive’s employment with the Company shall terminate effective on the 30th day after receipt of such notice by the Board (the “Disability Effective Date”), provided that, within the 30 days after receipt of notice, the Executive shall not have returned to substantial performance of the Executive’s duties. For purposes of this Agreement, “Disability” shall mean the absence of the Executive from the Executive’s duties with the Company for 120 consecutive days, or a total of 180 days in any 12-month period, as a result of incapacity due to mental or physical illness that is determined to be total and permanent by a physician jointly selected by the Company and the Executive or the Executive’s legal representative, or, if the parties cannot agree on the selection of such physician then each shall choose a physician and the two physicians shall jointly select a physician to make such binding determination.

(b) Termination by the Company for Cause. The Company may terminate the Executive’s employment during the Employment Term for Cause at any time upon written notice from the Board specifying such Cause and the expiration of the cure period specified below, and thereafter, the Company’s obligations hereunder (other than the obligation to pay any accrued salary or benefit) shall cease and terminate; provided, however, that such written notice shall not be delivered until after the Board shall have given the Executive written notice specifying the conduct alleged to have constituted such Cause. The Executive shall have 30 days to cure the matters specified in the notice delivered by the Board (to the extent that such matters are curable). For purposes of this Agreement, “Cause” shall mean the Executive’s willful misconduct, dishonesty or other willful actions (or willful failures to act) which are materially and demonstrably injurious to the Company, or a material breach by the Executive of one or more terms of this Agreement, which shall include the Executive’s habitual neglect of the material duties required of her under this Agreement. For purposes of this Paragraph, no act or failure to act, on the part of the Executive, shall be considered “willful” unless it is done, or omitted to be done, by the Executive in bad faith or without reasonable belief that the Executive’s action or omission was in the best interests of the Company. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board or based upon the advice of counsel for the Company shall be presumed to be done, or omitted to be done, by the Executive in good faith and in the best interests of the Company. In addition, Executive’s employment shall be deemed to have terminated for Cause if, within six months after Executive’s Date of Termination, based on facts and circumstances discovered after the Executive’s employment has terminated, the Board determines in good faith after appropriate investigation that the Executive committed an act during the Employment Term that would have justified a termination for Cause.

(c) Termination by the Executive for Good Reason. The Executive’s employment with the Company may be terminated by the Executive for Good Reason. For purposes of this Agreement, “Good Reason” shall mean any of the following actions, events or conditions that occur without the express written consent of the Executive:

(i) removal by the Company of the Executive’s title of Chief Executive Officer, or a change such that the Executive no longer reports to the Board;

(ii) any material changes by the Company in the Executive’s title, functions, duties, or responsibilities which changes would cause the Executive’s position with the Company to become of significantly less responsibility, importance or scope as compared to the position and attributes that applied to the Executive as of the Effective Date;

(iii) any material failure by the Company to comply with any of the provisions of the Agreement; or

(iv) the requirement made by the Company that the Executive relocate her residence;

provided that, the Executive must provide written notice to the Board of her intent to terminate employment for Good Reason due to the action, event or condition described in (i) through (iv) above within a period not to exceed ninety (90) days of the initial existence of the action, event or condition, and must provide the Company a period of at least thirty (30) days during which it may remedy the action, event or condition.

(d) Termination by the Company Other Than for Cause, Death or Disability or by the Executive Without Good Reason. In addition to the provisions of subparagraphs 7(a), (b) and (c), the Executive’s employment with the Company may be terminated on written notice at any time during the Employment Term by the Company other than for Cause, Death or Disability, or by the Executive without Good Reason.

(e) Notice of Termination. Any termination by the Company for Cause, or by the Executive for Good Reason, shall be communicated by Notice of Termination to the other party. For purposes of this Agreement, a “Notice of Termination” means a written notice that (1) indicates the specific termination provision in this Agreement relied upon, (2) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated, and (3) if the Date of Termination (as defined in Paragraph 7(f) hereof) is other than the date of receipt of such notice, specifies the termination date (which date shall be not more than 60 days after the giving of such notice). The failure by the Executive or the Company to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Good Reason or Cause shall not waive any right of the Executive or the Company, respectively, hereunder or preclude the Executive or the Company, respectively, from asserting such fact or circumstance in enforcing the Executive’s or the Company’s rights hereunder.

(f) Date of Termination. “Date of Termination” means (1) if the Executive’s employment is terminated by the Company for Cause, the expiration of the cure period specified in Paragraph 7(b) hereof, (2) if the Executive’s employment is terminated by the Executive for Good Reason, the date of receipt of the Notice of Termination or any later date specified therein, as the case may be, if as of the 30th day following the Company’s receipt of such notice, such events, actions or conditions have not been corrected in all material respects, (3) if the Executive’s employment is terminated by reason of death or Disability, the date of death of the Executive or the Disability Effective Date, as the case may be, and (4) if the Executive’s employment is terminated by the Company other than for Cause, death, or Disability, or by the Executive without Good Reason, 30 days after the date of receipt by the non-terminating party of a written notice of termination or such shorter time as the Board thereafter specifies in a written notice to the Executive, so long as Executive is compensated for said 30-day period in accordance with Paragraph 5.

(g) For avoidance of doubt, the parties agree that neither delivery of notice by Company to Executive of Company’s intent not to renew this Agreement nor the actual expiration of the Agreement and the Employment Term shall be considered an event of Good Reason or a termination by Company for Cause or without Cause; provided that; if the Executive’s employment terminates upon the expiration of the Agreement and the Company decides not to offer to continue to employ the Executive on terms, other than contract length, at least equivalent to the terms of this Agreement upon such expiration, the restrictive covenant obligations of Paragraph 6(a)(iv) will not apply to the Executive.

8.	Obligations of the Company upon Termination of Employment.

(a) Termination by the Company Other Than for Cause, Disability or Death, or by the Executive for Good Reason. If during the Employment Term, (1) the Company terminates the Executive’s employment other than for Cause or Disability, (2) the Executive terminates her employment for Good Reason, or (3) the Executive’s employment terminated because of her death, then in any such case:

(i) the Company shall pay to the Executive (or the Executive’s legal representatives in the event of her death) in a lump sum in cash within thirty (30) days after the Date of Termination an amount equal to two (2.0) times the sum of (A) the Executive’s then current Base Salary plus (B) the average of her annual bonuses for the three most recently completed years;

(ii) the Company shall pay to the Executive (or the Executive’s legal representatives in the event of her death) an annual bonus amount for the year in which termination occurs, payable in a lump sum in cash within thirty (30) days after the Date of Termination (or as soon thereafter as is practicable) based on an estimate of Company performance for the period before her Date of Termination, as determined by the Committee, and the terms and conditions of the Company’s annual bonus or incentive plan, and pro rated to reflect the number of days out of 365 during which the Executive was employed by Company during the year of her termination, including the Date of Termination; provided that the estimate of Company performance for the period before her Date of Termination shall be reconciled with actual performance after the year of her termination and the Committee shall make any necessary adjustment in the amount payable. In the event of an underpayment/overpayment based on such reconciliation, the Company shall promptly pay to the Executive (or the Executive’s legal representatives in the event of her death) the amount of any underpayment or the Executive (or the Executive’s legal representatives in the event of her death) shall promptly pay to the Company the amount of any overpayment, as the case may be;

(iii) the Company shall pay to the Executive after employment termination (or to the Executive’s family in the event of her death) on a monthly basis an amount equal to the monthly amount of the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) continuation coverage premium for such month, at the same level and cost to the Executive (or the Executive’s family in the event of her death) as immediately preceding the Date of Termination, under the Company group medical plan in which she participated immediately preceding the Date of Termination, less the amount of the Executive’s portion of such monthly premium as in effect immediately preceding the Date of Termination, until the earlier of (A) 24 months after the Date of Termination; or (B) the Executive and her family have obtained other substantially similar healthcare coverage;

(iv) the provisions of Subparagraph 8(a) shall not affect any rights of the Executive or the Executive’s heirs, administrators, executors, legatees, beneficiaries or assigns under the Company’s benefit plans or programs.

(b) Termination as a Result of the Executive’s Disability. If during the Employment Term, the Executive’s employment is terminated by reason of the Executive’s Disability, then:

(i) the Company shall pay to the Executive or Executive’s legal representatives in a lump sum in cash within 30 days after the Date of Termination an amount equal to two (2.0) times the sum of (1) the Executive’s then current Base Salary plus (2) the average of her annual bonuses for the three most recently completed years;

(ii) the Company shall pay to the Executive an annual bonus for the year in which termination occurs, payable in a lump sum in cash within thirty (30) days after the Date of Termination (or as soon thereafter as is practicable) based on an estimate of Company performance for the period before her Date of Termination, as determined by the Compensation Committee of the Board, and the terms and conditions of the Company’s annual bonus or incentive plan, and pro rated to reflect the number of days out of 365 during which the Executive was employed by Company during the year of her termination, including the Disability Effective Date; provided that the estimate of Company performance for the period before her Date of Termination shall be reconciled with actual performance after the year of her termination and the Compensation Committee of the Board shall make any necessary adjustment in the amount payable. In the event of an underpayment/overpayment based on such reconciliation, the Company shall promptly pay to the Executive (or the Executive’s legal representatives in the event of her death) the amount of any underpayment or Executive (or the Executive’s legal representatives in the event of her death) shall promptly pay to the Company the amount of any overpayment, as the case may be;

(iii) the Executive shall be entitled to continuation of healthcare benefits at the same level and cost to the Executive as immediately preceding the Executive’s Date of Termination, until the earlier of (A) 24 months after her Date of Termination; or (B) Executive and her family have obtained other substantially similar healthcare coverage;

(iv) the provisions of this Subparagraph 8(b) shall not affect any rights of the Executive or the Executive’s heirs, administrators, executors, legatees, beneficiaries or assigns under the Company’s benefit plans or programs.

(c) Termination by the Company for Cause or by the Executive other than for Good Reason. If during the Employment Term (i) the Executive’s employment is terminated by the Company for Cause or (ii) the Executive voluntarily terminates her employment not for Good Reason, then the Company shall have no further obligation to the Executive other than the obligation to pay to the Executive (A) her Base Salary through the Date of Termination and (B) any other compensation and benefits due to the Executive in accordance with this Agreement, in each case to the extent theretofore unpaid.

(d) Termination Following Change of Control. If, (1) during the one year period following a Change of Control, the Company terminates the Executive’s employment other than for Cause, death or Disability or the Executive terminates employment for Good Reason, or (2) during the one-year period preceding a Change of Control, the Company terminates the Executive’s employment other than for Cause, death or Disability, in anticipation of a Change of Control transaction that the Board is actively considering and that is ultimately consummated, then:

(i) the Company shall pay to the Executive or the Executive’s legal representatives in a lump sum in cash within thirty (30) days after the Date of Termination, an amount equal to three (3.0) times the sum of (1) the Executive’s Base Salary, plus (2) the average of her annual bonuses for the three most recently completed years; provided that, if the Company terminates the Executive’s employment, other than for Cause, death or Disability, in anticipation of a Change of Control transaction that the Board is actively considering, payments shall be made under Paragraph 8(a) above within thirty (30) days after the Date of Termination and the additional one (1.0) times payment under this Paragraph 8(d)(i) shall be made within thirty (30) days after the date the Change of Control is ultimately consummated;

(ii) the Company shall pay to the Executive an annual bonus for the year in which termination occurs, payable in a lump sum in cash within thirty (30) days after the Date of Termination, based on an estimate of Company performance for the period before her Date of Termination, as determined by the Committee, and the terms and conditions of the Company’s annual bonus or incentive plan, and pro rated to reflect the number of days out of 365 during which the Executive was employed by Company during the year of her termination, including the Date of Termination; provided that the estimate of Company performance for the period before her Date of Termination shall be reconciled with actual performance after the year of her termination and the Committee shall make any necessary adjustment in the amount payable. In the event of an underpayment/overpayment based on such reconciliation, the Company shall promptly pay to the Executive (or the Executive’s legal representatives in the event of her death) the amount of any underpayment or the Executive (or the Executive’s legal representatives in the event of her death) shall promptly pay to the Company the amount of any overpayment, as the case may be;

(iii) the Company shall pay to the Executive after employment termination (or to the Executive’s family in the event of her death) on a monthly basis an amount equal to the monthly amount of the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) continuation coverage premium for such month, at the same level and cost to the Executive (or the Executive’s family in the event of her death) as immediately preceding the Date of

Termination, under the Company group medical plan in which she participated immediately preceding the Date of Termination, less the amount of the Executive’s portion of such monthly premium as in effect immediately preceding the Date of Termination, until the earlier of (A) 24 months after the Date of Termination; or (B) the Executive and her family have obtained other substantially similar healthcare coverage;

(iv) the provisions of this Subparagraph 8(d) shall not affect any rights of the Executive or the Executive’s heirs, administrators, executors, legatees, beneficiaries or assigns under the Company’s benefit plans or programs;

(v) the payments and benefits under this Paragraph 8(d) shall be in lieu of or offset by any payments and benefits under Paragraphs 8(a), (b) or (c) above, and if the Executive has already received any such payments or benefits, the payments and benefits under this Paragraph 8(d) shall be reduced, but not below zero, by the amount of such other payments and benefits;

(vi) for the purpose of this Agreement, a “Change of Control” shall have been deemed to have occurred if at any time during the Employment Term:

(A) the Company sells or otherwise disposes in an arms length transaction assets of the Company having a fair market value of at least 60% of the fair market value of the total assets of the Company and its subsidiaries on a consolidated basis, or the Company sells or otherwise disposes of a majority of the equity ownership or voting control of any member of any corporation or other entity holding substantially all of the assets of the Company, in a single transaction or series of related transactions, or

(B) acquisition by (1) any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) (a “Person”) or (2) two or more Persons of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of more than 50% of either (I) the shares of Common Stock outstanding immediately after such acquisition (the “Company Common Stock”) or (II) the combined voting power of the voting securities of the Company entitled to vote generally in the election of directors outstanding immediately after such acquisition (the “Company Voting Securities”); provided, however, that for purposes of this subparagraph (B) the following acquisitions of securities shall not constitute or be included when determining whether there has been a Change of Control: (x) any acquisition by the Company, or (y) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company; or

(C) consummation of a reorganization, merger or consolidation or the sale or other disposition of all or substantially all of the assets of the Company, or the acquisition of the assets of another corporation by the

Company (in each case, a “Business Combination”), unless, following any such Business Combination, (1) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Company Common Stock and Company Voting Securities outstanding immediately prior to such Business Combination beneficially own, directly or indirectly, more than 60% of, respectively, the then outstanding shares of common stock or the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination, of the Company Common Stock and Company Voting Securities outstanding, as the case may be, (2) no Person (excluding any corporation resulting from such Business Combination or any employee benefit plan or related trust of the Company or any corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 50% or more of, respectively, the then outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such corporation except to the extent that such ownership existed prior to the Business Combination and (3) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination.

(e) No Mitigation or Offset. Payments and benefits under Paragraphs 7 and 8 shall not be subject to mitigation or offset for compensation or benefits received due to future employment obtained by the Executive.

(f) Release. Notwithstanding anything herein to the contrary, the payments and benefits under Paragraphs 7 and 8 shall only be payable if the Executive executes and delivers to the Company, and does not revoke, a form of General Release and Waiver Agreement, which releases the Company, its subsidiaries, affiliates, officers, directors, employees, agents, benefit plans, fiduciaries and their insurers, successors, and assigns of any and all claims of the Executive under this Agreement or related to or arising out of the Executive’s employment hereunder, occurring up to the release date, which the Company shall present to the Executive within twenty-one (21) calendar days after the Executive’s Date of Termination. This General Release and Waiver Agreement also shall include the Company’s release of all known claims against Executive, other than claims as to matters that would constitute Cause; provided, however, that any such claim is made within one year of the Executive’s delivery of the executed General Release and Waiver Agreement. Payment of the amounts described in Paragraphs 7 and 8 shall commence no earlier than eight (8) days following the date on which the Executive delivers to the Company (and does not revoke) an executed and enforceable General

Release and Waiver Agreement as described herein. If the Executive’s Date of Termination occurs in one taxable year and the thirty (30) days payment period of Paragraphs 8(a) and (c) above ends in a second taxable year, the Company shall make payments in the second taxable year, subject to this Paragraph 8(f).

(f) Executive’s Death Following Date of Termination. If the Executive should die after becoming entitled to payments and/or benefits under Paragraph 8, but before payments and benefits have been made or completed, the Company shall pay all such amounts and provide all such benefits to the Executive’s estate or legal representative.

9. Golden Parachute Provisions; No Tax Gross-Up.

(a) Excess Parachute Payments.

(a) In the event that any amount or benefits made or provided to the Executive under Paragraph 8 above and any other plans and programs of the Company and its affiliates (collectively, the “Covered Payments”), are determined to constitute a parachute payment, as such term is defined in Section 280G(b)(2) of the Code and would subject the Executive to an excise tax under Section 4999 of the Code (the “Excise Tax”), the Covered Payments shall be reduced so that the maximum amount of the Covered Payments (after reduction) shall be one dollar ($1.00) less than the amount that would cause the Covered Payments to be subject to the Excise Tax; provided, however, that the Covered Payments shall only be reduced to the extent that the after-tax value of amounts received by the Executive after application of the above reduction would exceed the after-tax value of the amounts received without application of such reduction. For this purpose, the after-tax value of an amount shall be determined taking into account all federal, state, and local income, employment and excise taxes applicable to such amount. In making any determination as to whether the Covered Payments would be subject to an Excise Tax, consideration shall be given to whether any portion of the Covered Payments could reasonably be considered, based on the relevant facts and circumstances, to be reasonable compensation for services rendered (whether before or after the consummation of applicable Change of Control).

(b) Procedure for Determinations. All determinations required to be made under this Paragraph 9 and the assumptions to be utilized in arriving at such determinations, shall be made by the independent public accountants then regularly retained by the Company (the “Accounting Firm”), which shall provide detailed supporting calculations both to the Company and the Executive within fifteen (15) business days of the receipt of notice from the Company or the Executive that there have been Covered Payments, or such earlier time as is requested by the Company. In the event that the Accounting Firm is serving as accountant or auditor for the individual, entity or group effecting the Change of Control, the Company shall appoint another nationally recognized accounting firm to make the determinations required hereunder (which accounting firm shall then be referred to as the Accounting Firm hereunder) in consultation with counsel acceptable to the Executive. All fees and expenses of the Accounting Firm and such counsel shall be borne solely by the Company.

(c) Internal Revenue Service Claims. In the event that upon any audit by the Internal Revenue Service, or by a state or local taxing authority, of the Covered Payments, a change is formally determined to be required in the amount of taxes paid by the Executive, appropriate adjustments will be made under this Agreement such that the net amount that is payable to the Executive after taking into account the provisions of Code Section 4999 will reflect the intent of the parties as expressed in this Paragraph. The Executive shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require payment of an Excise Tax or an additional Excise Tax on the Covered Payments (a “Claim”). Such notification shall be given as soon as practicable but no later than ten (10) business days after the Executive is informed in writing of such Claim and shall apprise the Company of the nature of such Claim and the date on which such Claim is requested to be paid. The Executive shall not pay such Claim prior to the expiration of the thirty (30)-day period following the date on which she gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such Claim is due). If the Company notifies the Executive in writing prior to the expiration of such period that it desires to contest such Claim, the Executive shall:

(i) give the Company any information reasonably requested by the Company relating to such Claim,

(ii) take such action in connection with contesting such Claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such Claim by an attorney reasonably selected by the Company,

(iii) cooperate with the Company in good faith in order effectively to contest such Claim, and

(iv) permit the Company to participate in any proceedings relating to such Claim;

provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold the Executive harmless, on an after-tax basis, for any Excise Tax, additional Excise Tax, or income tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of this subparagraph (c), the Company, at its sole option, may pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such Claim and may, at its sole option, either direct the Executive to pay the tax claimed and sue for a refund or contest the Claim in any permissible manner, and the Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one (1) or more appellate courts, as the Company shall determine, provided, however, that if the Company directs the Executive to pay such Claim and sue for a refund, the Company shall advance the amount of such payment to the Executive on an interest-free basis or, if such an advance is not permissible thereunder, pay the amount of such payment to the Executive as additional compensation, and shall indemnify and hold the Executive harmless, on an after-tax basis, from any Excise Tax, additional Excise Tax, or income tax (including interest or penalties with respect thereto) imposed with respect to such advance or additional compensation; and further provided that any extension of the statute of limitations relating to payment of taxes for the taxable year of the Executive with respect to which such contested amount is claimed to be due is limited solely to such contested amount. The Company shall reimburse any fees and expenses provided for under this Paragraph 9 on or before the last day of the Executive’s taxable year following the taxable year in which the fee or expense was incurred, and in accordance with the other requirements of Code Section 409A and Treasury Regulation §1.409A-3(i)(1)(v) (or any similar or successor provisions).

(d) Refund. If, after the receipt by the Executive of an amount advanced or paid by the Company pursuant to Subparagraph (c), the Executive becomes entitled to receive any refund with respect to such Claim, the Executive shall (subject to the Company’s complying with the requirements of subparagraph (c)) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after the receipt by the Executive of an amount advanced by the Company pursuant to Subparagraph (c), a determination is made that the Executive shall not be entitled to any refund with respect to such Claim and the Company does not notify the Executive in writing of its intent to contest such denial of refund prior to the expiration of thirty (30) days after such determination, then such advance shall be forgiven and shall not be required to be repaid.

10. Governing Law; Mediation; Arbitration; Jurisdiction; Attorneys’ Fees. This Agreement is made and entered into and will be governed by and interpreted in accordance with the laws of and before the courts of the State of Illinois. The Company and the Executive agree that any dispute regarding this Agreement that cannot be resolved amicably by the parties initially will be submitted to non-binding mediation. The Company and Executive shall jointly select the mediator and in any such mediation, the Company shall pay costs, other than attorneys fees, of said mediation. Each of the parties shall pay their own legal fees and expenses in connection with any such mediation. Any dispute regarding this Agreement that cannot be resolved through mediation shall be submitted to arbitration within 60 days of the mediation and will be resolved in accordance with the rules of the American Arbitration Association for expedited cases then in effect. The arbitrator shall be bound by controlling law, and shall have no authority to ignore or vary terms of this Agreement or to award any exemplary, indirect, consequential or punitive damages. The arbitrator will be mutually selected by the parties or in the event the parties cannot mutually agree, then appointed by the American Arbitration Association. Any arbitration will be held in Chicago, Illinois and the arbitrator will apply Illinois law. Judgment upon any award rendered by the arbitrator will be final and binding and may be entered in any court of competent jurisdiction. The Company will have the absolute right to seek equitable remedies in any state court of competent jurisdiction in the State of Illinois, County of Cook, or in a United States District Court in the State of Illinois pursuant to Paragraph 6(b) hereof. The parties shall be responsible for their own costs and expenses under this Paragraph 10; provided, however, all costs, fees and expenses (including reasonable attorneys’ fees associated with such arbitration and court action to enforce judgment upon any award made by an arbitrator) shall be borne by the Company if the Executive prevails.

11. Miscellaneous.

(a) Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes any and all previous agreements, written or oral, regarding the subject matter hereof between the parties hereto. This Agreement shall not be modified or amended, except by a written agreement signed by the parties hereto.

(b) Notices. All notices, requests, demands and other communications required or permitted to be given or made under this Agreement shall be in writing and shall be deemed to have been given if delivered by hand, sent by generally recognized overnight courier service, telex or telecopy with confirmation of receipt, or mail:

(i)	to the Company:

Navigant Consulting, Inc.

Attn: General Counsel

30 S. Wacker Drive

Chicago, Illinois 60606

(ii)	to the Executive:

Julie M. Howard

or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notice and communications will be effective when actually received by the addressee.

(c) Indemnification. The Company agrees that if the Executive is made a party, or is threatened to be made a party, to any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”), by reason of the fact that she is or was a director, officer or employee of the Company or is or was serving at the request of the Company as a director, officer, member, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether or not the basis of such Proceeding is the Executive’s alleged action in an official capacity while serving as a director, officer, member, employee or agent, the Executive shall be indemnified and held harmless by the Company to the fullest extent legally permitted or authorized by the Company’s certificate of incorporation or. bylaws or resolutions of the Board or, if greater, by the laws of the State of Delaware, against all cost, expense, liability and loss (including, without limitation, attorneys’ fees, judgments, fines, ERISA Excise Taxes or other liabilities or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by the Executive in connection therewith, and such indemnification shall continue as to the Executive even if she has ceased to be a director, member, employee or agent of the Company or other entity, with respect to acts or omissions which occurred prior to her cessation of employment with the Company, and shall inure to the benefit of the Executive’s heirs, executors and administrators. The Company shall advance to the

Executive all reasonable costs and expenses incurred by her in connection with a Proceeding within 20 calendar days after receipt by the Company of a written request, for such advance. Such request shall include an undertaking by the Executive to repay the amount of such advance if it shall ultimately be determined that she is not entitled to be indemnified against such costs and expenses.

Neither the failure of the Company (including its Board, independent legal counsel or stockholders) to have made a determination prior to the commencement of any proceeding concerning payment of amounts claimed by the Executive under Paragraph 11(c) above that indemnification of the Executive is proper because he has met the applicable standard of conduct, nor a determination by the Company (including its Board, independent legal counsel or stockholders) that the Executive has not met such applicable standard of conduct, shall create a presumption that the Executive has not met the applicable standard of conduct.

The Company agrees to maintain during the Employment Term and thereafter one or more directors’ and officers’ liability insurance policies covering the Executive with the same terms and aggregate limits of liability as apply to the Company’s other senior executive officers.

(d) Assignment. This Agreement is personal to the Executive and without the prior written consent of the Company it shall not be assignable by the Executive other than by will or the laws of descent and distribution. This Agreement will inure to the benefit of and be enforceable against the Executive’s legal representatives. This Agreement will inure to the benefit of and be binding upon the Company and its successors and assigns. The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation, share exchange or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. For purposes of this Agreement, the term “Company” means the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.

(e) Severability. If any provision of this Agreement is held invalid or unenforceable, either in its entirety or by virtue of its scope or application to given circumstances, such provision will thereupon be deemed modified only to the extent necessary to render such provision valid, or not applicable to given circumstances, or excised from this Agreement, as the situation may require, and this Agreement will be construed and enforced as if such provision had been included herein as so modified in scope or application, or had not been included herein, as the case may be. Should this Agreement, or any one or more of the provisions hereof, be held to be invalid, illegal or unenforceable within any governmental jurisdiction or subdivision thereof, the Agreement or any such provision or provisions will not as a consequence thereof be deemed to be invalid, illegal or unenforceable in any other governmental jurisdiction or subdivision thereof.

(f) Waiver. The Executive’s or the Company’s failure to insist upon strict compliance with any provision of this Agreement or the failure to assert any right the Executive or the Company may have hereunder, will not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement.

(g) Counterparts. This Agreement may be executed in two counterparts, each of which will be deemed an original and both of which taken together will constitute a single instrument.

(h) Application of Code Section 409A. To the extent applicable, it is intended that this Agreement comply with the provisions of Code Section 409A, so as to prevent inclusion in gross income of any amounts payable or benefits provided hereunder in a taxable year that is prior to the taxable year or years in which such amounts or benefits would otherwise actually be distributed, provided or otherwise made available to the Executive. This Agreement shall be construed, administered, and governed in a manner consistent with this intent and the following provisions of this Paragraph shall control over any contrary provisions of this Agreement.

(i) In the event the Executive is a “specified employee” within the meaning of Code Section 409A(a)(2)(B)(i) and delayed payment of any amount or commencement of any benefit under this Agreement is required to avoid a prohibited distribution under Code Section 409A(a)(2), then amounts payable in connection with the Executive’s termination of employment will be delayed and paid, with interest at the short term applicable federal rate as in effect as of the Date of Termination, in a single lump sum six months thereafter (or if earlier, the date of Executive’s death), subject to any exceptions for earlier payment that may apply.

(ii) Payments and benefits hereunder upon Executive’s termination or severance of employment with the Company that constitute deferred compensation under Code Section 409A payable shall be paid or provided only at the time of a termination of Executive’s employment that constitutes a “separation from service” within the meaning of Code Section 409A (subject to a possible six-month delay pursuant to the subparagraph (i) above).

(iii) For purposes of Code Section 409A, each payment under this Agreement shall be treated as a right to a separate payment for purposes of Code Section 409A.

(iv) All reimbursements and in kind benefits provided under this Agreement, including, but not limited to, payments under Paragraphs 5, 9 and 11(c), shall be made or provided in accordance with the requirements of Code Section 409A, including, where applicable, the requirement that (A) any reimbursement is for expenses incurred during Executive’s lifetime (or during a shorter period of time specified in this Agreement), (B) the amount of expenses eligible for reimbursement, or in kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in kind benefits to be provided, in any other calendar year, (C) the reimbursement of an eligible expense will be made on or before the last day of the calendar year following the year in which the expense is incurred, and (D) the right to reimbursement or in kind benefits is not subject to liquidation or exchange for another benefit.

(v) If any compensation or benefits provided by this Agreement result in the application of Code Section 409A, the Company shall modify this Agreement in the least restrictive manner necessary in order to comply with the provisions of Code Section 409A and, in each case, without any material diminution in the value of the payments or benefits to the Executive. If the Executive or the Company believes, at any time, that any such compensation or benefit is subject to tax under Code Section 409A, it shall advise the other and the Company and the Executive shall reasonably cooperate in good faith to take such steps as necessary, including amending (and, as required, consenting to the amendment of) this Agreement, to avoid the imposition of tax under Code Section 409A, in each case, without any material diminution in the value of the payments or benefits to the Executive.

(v) References in this Agreement to Code Section 409A include both that section of the Code itself and any guidance promulgated thereunder.

(i) Compensation Recoupment Policy. Compensation paid or awarded under this Agreement shall be subject to any compensation recoupment policy adopted by the Company from time to time that applies to the Company’s executive officers generally.

(j) Prior Agreement. The parties hereto agree to terminate the Prior Agreement as of the Effective Date, and agree that, following termination of the Prior Agreement, there shall be no liability on the part of either party hereto with respect to the Prior Agreement.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

Navigant Consulting, Inc.

By	/s/ Stephan A. James	/s/ Julie M. Howard
	Stephan A. James Chairman of the Compensation Committee of the Board of Directors Dated: February 22, 2012	Julie M. Howard Dated February 22, 2012

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